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                                                                   Exhibit 10.4

                        TAX SHARING AGREEMENT dated as of [DATE], between
                  Bristol-Myers Squibb Company, a Delaware corporation ("BMS"), and Zimmer Holdings, Inc., a Delaware corporation ("Zimmer", collectively, the "Companies").

            WHEREAS, as of the date hereof, BMS is the common parent of an affiliated group of domestic corporations, including Zimmer and its direct and indirect subsidiaries, which has elected to file consolidated federal income tax returns;

            WHEREAS, pursuant to an Amended and Restated Business Transfer Agreement dated as of December 29, 2000, Bristol-Myers Squibb K.K., a Japanese kabushiki kaisha and a wholly-owned subsidiary of BMS ("BMS KK"), transferred to Zimmer K.K., a Japanese kabushiki kaisha and a wholly-owned subsidiary of BMS KK ("Zimmer KK"), certain assets relating to the Japanese portion of the Zimmer Business in exchange for 2.9 billion Yen, subject to adjustment, and the assumption of certain liabilities, all in accordance with the Amended and Restated Business Transfer Agreement (the "Japan Restructuring");

            WHEREAS, the Board of Directors of BMS KK has determined to distribute its shares of Zimmer KK to BMS (the "Japan Distribution");

            WHEREAS, the Board of Directors of Bristol-Myers Squibb Holdings Limited, a United Kingdom private limited company and a wholly-owned subsidiary of BMS ("BMS Holdings UK"), has determined to distribute the stock of Zimmer Limited, a United Kingdom private limited company ("Zimmer Limited") and a wholly-owned subsidiary of BMS UK, to BMS (the "UK Distribution");

            WHEREAS, the Board of Directors of BMS has determined to contribute all the outstanding shares of common stock of Zimmer KK, Zimmer Limited and Zimmer, Inc., a Delaware corporation and a direct wholly-owned subsidiary of BMS, and certain other stock and/or assets in exchange for all the outstanding shares of common stock of Zimmer and the assumption by Zimmer of certain liabilities of BMS (the "Contribution");

            WHEREAS, the Board of Directors of BMS has determined to distribute (the "Distribution") all the outstanding shares of common stock of Zimmer to the BMS shareholders of record as of a date to be determined and, as a result of the Distribution, Zimmer and its subsidiaries will not be included in the consolidated federal income tax return of BMS for the portion of the taxable year following the Distribution or in future taxable years;

            WHEREAS, the Companies have entered into a contribution and distribution agreement (the "Contribution and Distribution Agreement") to, among other things, allocate and assign responsibility for certain liabilities of the Companies in connection with and after the Contribution and Distribution (the "US Transactions");

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                                                                               2


            WHEREAS, the Companies intend that the Japan Restructuring and the Contribution qualify as tax-free transfers under Sections 351 and 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the "Code"), and that the Japan Distribution, the UK Distribution, and the Distribution qualify as a tax-free spin-offs under Sections 355 and 368(a)(1)(D) of the Code;

            WHEREAS, BMS submitted a private letter ruling request to the United States Internal Revenue Service ("IRS") to the effect that, for United States federal income tax purposes, no gain or loss will be recognized by BMS or Zimmer from the US Transactions or by the holders of BMS common stock upon receipt of Zimmer shares in the Distribution (the initial submission dated February 22, 2001 and all supplements thereto collectively referred to herein as the "Ruling Request"); and

            WHEREAS, the Companies desire to allocate the tax responsibilities, liabilities and benefits of transactions which occurred on or prior to the date on which the Distribution occurs (the "Distribution Date"), and transactions which may occur after the Distribution Date, and to provide for certain other Tax (as hereafter defined) matters;

            NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Companies (each on behalf of itself, each of its subsidiaries as of the Distribution Date, and its future subsidiaries) hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

            The following terms shall have the following meanings (such meanings to apply equally to both the singular and the plural forms of the terms defined). All section references are to this Agreement unless otherwise stated.

            "936 RETURN" means any IRS Form 5735 (or any successor form) and any IRS Form 1120 (or any successor form) required to be filed with respect to Zimmer Caribe.

            "AFFILIATED GROUP" means an affiliated group of corporations within the meaning of Code Section 1504(a) for the taxable period in question.

            "BMS AFFILIATED GROUP" means the Affiliated Group of which BMS or any successor of BMS is the common parent.

            "BMS GROUP" means (i) the corporations that are members of the BMS Affiliated Group and (ii) the corporations that would be members of the BMS Affiliated Group but for the fact they are not includible corporations under Code Section 1504(b).

            "CHANGE IN ZIMMER STOCK OWNERSHIP" means any change in the ownership, in terms of either value or voting power, of any class of stock of Zimmer or of options or other securities or interests exchangeable for or convertible into any class of stock of Zimmer, including, without limitation, a change resulting from issuance of any class of stock of Zimmer in connection with a public offering, private placement, stock or

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asset acquisition, merger, option grant or capital contribution, or any change in ownership required to be reported on Schedule 13D or 13G (or successor schedules thereto) or issuance of employee stock options or issuance of stock pursuant to the exercise of employee stock options. This definition and its application are intended to monitor compliance with Section 355(e) of the Code following the Distribution and shall be interpreted accordingly. Any clarification of or change in the Treasury Regulations promulgated under Section 355(e) of the Code shall be incorporated in this definition and its interpretation.

            "CODE" is defined in the recitals to this Agreement.

            "CONTRIBUTION" is defined in the recitals to this Agreement.

            "CONTRIBUTION AND DISTRIBUTION AGREEMENT" is defined in the recitals to this Agreement.

            "COMBINED STATE INCOME TAXES" means any State Income Taxes with respect to which BMS currently files, or has filed, Tax Returns on a combined, consolidated or unitary basis.

            "DISTRIBUTION" is defined in the recitals to this Agreement.

            "DISTRIBUTION DATE" is defined in the recitals to this Agreement.

            "FINAL DETERMINATION" means the final resolution of liability for any Tax for any taxable period by or as a result of: (i) a final and unappealable decision, judgment, decree or other order by any court of competent jurisdiction; (ii) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Code Sections 7121 or 7122, or a comparable agreement under the laws of other jurisdictions, which resolves the entire Tax liability for any taxable period; (iii) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered by the jurisdiction imposing the Tax; or (iv) any other final disposition, including by reason of the expiration of the applicable statute of limitations.

            "FOREIGN TAXES" means any Taxes imposed by a Taxing Authority (including Puerto Rico or any of its localities) other than the United States or any of its states or localities.

            "FORM 5471" is defined in Section 2.02(c).

            "GROUP" means either the BMS Group or the Zimmer Group, as the case may be.

            "INDEMNIFYING PARTY" is defined in Section 6.01(a).

            "INDEMNITEE" is defined in Section 6.01(a).

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            "INDEMNITY ISSUE" is defined in Section 6.01(a).

            "IRS" is defined in the recitals to this Agreement.

            "JAPAN DISTRIBUTION" is defined in the recitals to this Agreement.

            "JAPAN RESTRUCTURING" is defined in the recitals to this Agreement.

            "OPTIONS" means any options or stock appreciation rights relating to BMS or Zimmer stock that are outstanding immediately after the Distribution.

            "POST-DISTRIBUTION PERIOD" means any taxable period ending after the Distribution Date (in the case of a Straddle Period including only the portion of such taxable period beginning on the day after the Distribution Date). Accordingly, for the avoidance of doubt, the Distribution Date shall never be included in any Post-Distribution Period.

            "PRE-DISTRIBUTION PERIOD" means any taxable period beginning on or before the Distribution Date (in the case of a Straddle Period including only the portion of such taxable period ending on the Distribution Date). Accordingly, for the avoidance of doubt, the Distribution Date shall, in all cases, be included in the Pre-Distribution Period.

            "PRELIMINARY TRANSACTIONS" means transactions by members of the BMS Group to prepare for the Contribution and Distribution, other than the Japan Restructuring, the Japan Distribution, and the UK Distribution.

            "RULING REQUEST" is defined in the recitals to this Agreement.

            "SECOND ANNIVERSARY PERIOD" means the period beginning on the date of this Agreement and ending on the second anniversary of the Distribution Date.

            "STATE INCOME TAXES" means any United States state or local Taxes determined by reference to income, net worth, gross receipts or capital, or any such Taxes imposed (including franchise or similar Taxes) in lieu of income Taxes.

            "STRADDLE PERIOD" means any taxable period that begins on or before and ends after the Distribution Date.

            "TAX CONTROVERSY" is defined in Section 6.01(a).

            "TAXES" means all forms of taxation or duties imposed, or required to be collected or withheld, including charges, together with any related interest, penalties or other additional amounts.

            "TAXING AUTHORITY" means any governmental authority imposing Taxes.

            "TAX OPINION" means the opinion of Cravath, Swaine & Moore concerning the United States federal income tax treatment of the Japan Restructuring, the Japan Distribution and the UK Distribution.

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            "TAX RETURN" means any return, filing, report, questionnaire, information statement or other document required to be filed, including amended returns that may be filed, for any taxable period with any Taxing Authority (whether or not a payment is required to be made with respect to such filing).

            "TAX RULING" means a private letter ruling received in response to the Ruling Request.

            "THIRD ANNIVERSARY PERIOD" means the period beginning on the date of this Agreement and ending on the third anniversary of the Distribution Date.

            "TRANSACTIONS" means the Contribution, the Distribution, the Japan Restructuring, the Japan Distribution, the UK Distribution and the Preliminary Transactions.

            "TRANSACTION TAXES" means Taxes of, or indemnification for Taxes by, any member of the BMS Group (as in existence prior to the Distribution) resulting from, or arising in connection with, (a) the failure of (i) the Contribution or the Japan Restructuring to be tax-free to such member under Code Sections 351 and 368(a)(1)(D), or (ii) the Distribution, the Japan Distribution or the UK Distribution to be tax-free to such member, or its shareholders, under Code Sections 355 and 368(a)(1)(D) (including, without limitation, by reason of the application of Code Sections 355(d) or (e)) or (b) the failure of any of the Transactions to be tax-free under comparable provisions of federal, state, local or foreign law.

            "TREASURY REGULATION" means the regulations promulgated from time to time under the Code as in effect for the relevant taxable period.

            "UK DISTRIBUTION" is defined in the recitals to this Agreement.

            "US TRANSACTIONS" is defined in the recitals to this Agreement.

            "ZIMMER AFFILIATED GROUP" means the Affiliated Group of which Zimmer or any successor of Zimmer is the common parent.

            "ZIMMER BUSINESS" is defined in the Ruling Request.

            "ZIMMER CARIBE" means Zimmer Caribe, Inc., a Delaware corporation and a member of the Zimmer Group.

            "ZIMMER CUMULATIVE OWNERSHIP CHANGE" is defined in Section 5.02.

            "ZIMMER CUMULATIVE OWNERSHIP CHANGE BY VALUE" is defined in Section 5.01(a).

            "ZIMMER CUMULATIVE OWNERSHIP CHANGE BY VOTE" is defined in Section 5.01(b).

            "ZIMMER GROUP" means (i) the corporations that are members of the Zimmer Affiliated Group and (ii) the corporations that would be members of the Zimmer

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Affiliated Group but for the fact they are not includible corporations under Code Section 1504(b).

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                                                                               7


                                   ARTICLE II

                      PREPARATION AND FILING OF TAX RETURNS

            SECTION 2.01. TAX RETURNS FOR TAXABLE PERIODS ENDING ON OR BEFORE THE DISTRIBUTION DATE. (a) BMS shall prepare and file all federal income Tax Returns, all Combined State Income Tax Returns and all Foreign Tax Returns of each member of the BMS Group for any taxable period that ends on or before the Distribution Date. Zimmer hereby irrevocably designates, and agrees to cause each of its affiliates to designate, BMS as its agent to take any and all actions necessary or incidental to the preparation and filing by BMS of any Tax Return described in this Section 2.01.

            (b) Zimmer shall prepare and file all Tax Returns (other than Tax Returns described in Section 2.01(a)) of each member of the Zimmer Group for any taxable period that ends on or before the Distribution Date.

            SECTION 2.02. TAX RETURNS FOR STRADDLE PERIODS. (a) Except as provided in Sections 2.02(b), (c) and (d), Zimmer shall prepare and file all Tax Returns of each member of the Zimmer Group for all Straddle Periods.

            (b) In the case of any Straddle Period for State Income Taxes, Zimmer shall prepare all Tax Returns of each member of the Zimmer Group on a basis consistent with past practice, and shall present such Tax Returns to BMS for review at least 30 days before the date on which such Tax Returns are required to be filed. Zimmer shall not file such Tax Returns without the written consent of BMS, which shall not be unreasonably withheld. Promptly upon receiving the written consent of BMS, Zimmer shall file, or cause to be filed, such Tax Returns.

            (c) In the case of any IRS Form 5471 (or any successor form) (a "Form 5471") relating to the calendar year (or any portion thereof) in which the Distribution occurs, that is required to be filed with respect to any member of the Zimmer Group, Zimmer shall prepare such Form 5471 on a basis consistent with past practice, and shall present such Form 5471 to BMS for review at least 30 days before the date on which such Form 5471 is required to be filed. Zimmer shall not file such Form 5471 without the written consent of BMS, which shall not be unreasonably withheld. BMS shall, and promptly upon receiving the written consent of BMS, Zimmer shall, file or cause to be filed, such Form 5471, in each case in a consistent manner.

            (d) In the case of any 936 Return required to be filed for a Straddle Period, BMS shall prepare such 936 Return on a basis consistent with past practice, and shall present such 936 Return to Zimmer for review at least 30 days before the date on which such 936 Return is required to be filed. BMS shall consider in good faith any suggestions or comments made by Zimmer after such review. On or before the date on which such 936 Return is required to be filed, Zimmer shall file or cause to be filed such 936 Return. BMS shall be entitled to charge, and Zimmer shall be required to pay, a reasonable fee for services provided by BMS to Zimmer pursuant to this
Section 2.02(d).

            SECTION 2.03. TAX RETURNS FOR TAXABLE PERIODS ENDING AFTER THE DISTRIBUTION DATE (OTHER THAN STRADDLE PERIODS). In the case of any Tax Return for any taxable period ending after the Distribution Date (other than a Straddle Period), such Tax Returns shall be prepared and filed by BMS if they relate to any member of the BMS Group and by Zimmer if they relate to any member of the Zimmer Group.

            SECTION 2.04. MANNER OF TAX RETURN PREPARATION. (a) Unless otherwise

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required by a Final Determination, the Companies shall file all Tax Returns, and take all other actions, in a manner consistent with the Ruling Request and any Tax Ruling.

            (b) Zimmer and BMS shall execute and file such consents, elections and other documents as may be required or appropriate for the proper filing of each Straddle Period Tax Return.

                                   ARTICLE III

                                PAYMENT OF TAXES

            SECTION 3.01. (a) PRE-DISTRIBUTION PERIOD TAXES. Except as otherwise provided in Sections 3.02 and 3.03, BMS shall be liable for, shall indemnify each member of the Zimmer Group against, and shall be entitled to retain all refunds of, all federal income Taxes, Combined State Income Taxes and Foreign Taxes of each member of the BMS Group for all Pre-Distribution Periods.

            (b) Except as otherwise provided in Sections 3.02 and 3.03, Zimmer shall be liable for, shall indemnify each member of the BMS Group against, and shall be entitled to retain all refunds of, all Taxes (other than Taxes described in section 3.01(a)) of each member of the Zimmer Group for all Pre-Distribution Periods.

            (c) POST-DISTRIBUTION PERIOD TAXES. Except as otherwise provided in Sections 3.02 and 3.03, Zimmer shall be liable for, shall indemnify each member of the BMS Group against, and shall be entitled to retain all refunds of, all Taxes of each member of the Zimmer Group for all Post-Distribution Periods.

            (d) APPORTIONMENT OF STRADDLE PERIOD TAXES. Straddle Period income Taxes shall be apportioned between the Pre-Distribution Period and the Post-Distribution Period on a closing of the books basis.

            SECTION 3.02.  TRANSACTION TAXES.

            (a) ZIMMER GROUP LIABILITY FOR CERTAIN TRANSACTION TAXES. Each member of the Zimmer Group shall be jointly and severably liable for, and shall indemnify each member of the BMS Group against, any Transaction Taxes that are primarily attributable to:

            (i) any inaccurate statement or representation of fact or intent (or omission to state a material fact) in the Ruling Request or Section 4.01 that relates to the Zimmer Group; or

            (ii) any inaccurate statement or representation of fact or intent (or omission to state a material fact) that relates to the Zimmer Group in a letter or certificate that forms the basis for the Tax Opinion; or

            (iii) any action or omission by the Zimmer Group after the date of the Distribution inconsistent with the covenants set forth in Section 4.02.

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             (b) BMS GROUP LIABILITY FOR REMAINING TRANSACTION TAXES. BMS shall be liable for, and shall indemnify each member of the Zimmer Group against, any Transaction Taxes not allocated to the Zimmer Group under Section 3.02(a).

            SECTION 3.03. COMPENSATION DEDUCTIONS. (a) Each of BMS and Zimmer, respectively, shall be responsible for timely filing with any relevant Taxing Authorities all required Tax Returns with respect to grants or exercises of Options on its stock (or grants or vesting of restricted stock issued by it). BMS (or the appropriate member of the BMS Group) shall claim all Tax deductions arising by reason of exercises of Options on, or receipt or vesting of restricted shares of, BMS stock. Zimmer (or the appropriate member of the Zimmer Group) shall claim all Tax deductions arising by reason of exercises of Options on, or receipt or vesting of restricted shares of, Zimmer stock.

            (b) If, pursuant to a Final Determination, all or any part of a Tax deduction claimed pursuant to Section 3.03(a) is disallowed to the Group claiming such deduction, then, to the extent such deduction may be allowable to a member of the other Group, such member shall promptly claim such deduction and shall promptly pay to the Group whose Tax deduction was disallowed the amount of any Tax benefit realized by such member or its Group as a result of claiming such deduction.

                                   ARTICLE IV

         REPRESENTATIONS AND COVENANTS WITH RESPECT TO THE DISTRIBUTION

            SECTION 4.01. REPRESENTATIONS. (a) Zimmer represents that, as of the date of this Agreement, it knows of no fact that may cause the Contribution or the Japan Restructuring to fail to qualify as a tax-free transfer under Section 351 and 368(a)(1)(D) of the Code, or the Distribution, the Japan Distribution or the UK Distribution to fail to qualify as a tax-free spin-off under Sections 355 and 368 (a)(1)(D) of the Code.

            (b) Zimmer represents that, as of the date of this Agreement, there is no plan or intention to:

            (i) liquidate any of the members of the Zimmer Group or merge or consolidate any of such corporations with any other person subsequent to the Distribution;

            (ii) sell or dispose of the assets of any member of the Zimmer Group subsequent to the Distribution, except in the ordinary course of business;

            (iii) take any action inconsistent with the Ruling Request, the Tax Opinion or any Tax Ruling;

            (iv) purchase stock of Zimmer, other than in accordance with the requirements of Revenue Procedure 96-30 and in conformity with the Ruling Request and any Tax Ruling; or

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            (v) enter into any negotiations, discussions, agreements or arrangements with respect to any proposed Change in Zimmer Stock Ownership after which the Zimmer Cumulative Ownership Change would exceed 10 percent.

            (c) Zimmer represents that it is not aware of any plan or intention by shareholders of BMS to sell, exchange, transfer, or otherwise dispose of any of their stock or securities in BMS or Zimmer subsequent to the Distribution.

            SECTION 4.02. COVENANTS. (a) Zimmer agrees that it will not take, and will not permit any member of the Zimmer Group to take, any action that will cause the Contribution or the Japan Restructuring to fail to qualify as a tax-free transfer under Sections 351 and 368(a)(1)(D) of the Code, or the Distribution, the Japan Distribution or the UK Distribution to fail to qualify as a tax-free spin-off under Code Sections 355 and 368(a)(1)(D).

            (b) Zimmer agrees that:

            (i) No member of the Zimmer Group shall purchase stock of Zimmer, other than in accordance with the requirements of Revenue Procedure 96-30 and in conformity with the Ruling Request, the Tax Opinion and any Tax Ruling;

            (ii) On or after the Distribution Date, Zimmer shall not, nor shall it permit any member of the Zimmer Group to, make or change any tax election, change any accounting method, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any transaction that results in an increased tax liability or reduction of any Tax attribute of BMS with respect to any Pre-Distribution Period;

            (iii) During the Second Anniversary Period:

                  (A) No member of the Zimmer Group shall liquidate, merge or consolidate with any other person;

                  (B) Zimmer shall not sell, exchange, distribute or otherwise dispose of the assets of any member of the Zimmer Group, except in the ordinary course of business;

                  (C) Zimmer shall continue the active conduct of its historic
            United States business (i.e. the manufacture and marketing of reconstructive implants, fracture management products and orthopedic surgical products in the United States); and

                  (D) Zimmer shall not consummate any proposed Change in Zimmer
            Stock Ownership after which the Zimmer Cumulative Ownership Change will exceed 10%. Notwithstanding the foregoing, if a proposed Change in Zimmer Stock Ownership is a result of negotiations, discussions, agreements or arrangements that occurred at any time before, or during the six-month period immediately following, the Distribution,

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            then the preceding sentence shall apply to that proposed Change in
            Zimmer Stock Ownership during the Third Anniversary Period; and

            (iv) Within 30 days after entering into an agreement or adopting a plan to consummate any Change in Zimmer Stock Ownership, Zimmer will notify BMS of such agreement or plan and provide BMS with complete details as to how the proposed Change in Zimmer Stock Ownership will affect the Zimmer Cumulative Ownership Change.

            (c) EXCEPTIONS. Notwithstanding the foregoing, Zimmer and the members of the Zimmer Group shall be permitted to take an action inconsistent with the provisions of Section 4.02(b)(iii), if, prior to taking such action,
Zimmer:

            (i) Provides notification to BMS of its plans with respect to such action, and promptly responds to any inquiries by BMS following such notification; and

            (ii) obtains and provides to BMS either:

                  (A) a ruling from the IRS to the effect that such action shall not cause any of the Transactions to be taxable to BMS or its shareholders; or

                  (B) an opinion, in form and substance acceptable to BMS in its sole discretion, of Cravath, Swaine & Moore (or of other independent counsel that is nationally recognized as being expert in federal Tax matters and is acceptable to BMS in its sole discretion) to the effect that such action shall not cause any of the Transactions to be taxable to BMS or its shareholders.

                                    ARTICLE V

                CALCULATION OF ZIMMER CUMULATIVE OWNERSHIP CHANGE

            SECTION 5.01. (a) ZIMMER CUMULATIVE OWNERSHIP CHANGE BY VALUE. "Zimmer Cumulative Ownership Change by Value" means the total percentage change in Zimmer stock ownership in terms of value immediately after a proposed Change in Zimmer Stock Ownership and shall be calculated by multiplying (a) 100 by (b) a fraction (i) the numerator of which is the sum of (A) the total value of the shares of Zimmer stock proposed to be issued, or for which there is a change in ownership, in the proposed Change in Zimmer Stock Ownership, (B) the total value of the shares of Zimmer stock issued, or for which there has been a change in ownership, in all prior Changes in Zimmer Stock Ownership, and (C) the value of the number of shares of Zimmer stock determined by BMS and Zimmer on or prior to the Distribution Date, and (ii) the denominator of which is the total value of the shares of Zimmer stock that would be outstanding after the proposed Change in Zimmer Stock Ownership.

            (b) ZIMMER CUMULATIVE OWNERSHIP CHANGE BY VOTE. "Zimmer Cumulative Ownership Change by Vote" means the total percentage change in Zimmer

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                                                                              12


stock ownership in terms of voting power immediately after a proposed Change in Zimmer Stock Ownership and shall be calculated by multiplying (a) 100 by (b) a fraction (i) the numerator of which is the sum of (A) the total voting power of the shares of Zimmer stock proposed to be issued, or for which there is a change in ownership, in the proposed Change in Zimmer stock Ownership, (B) the total voting power of the shares of Zimmer Stock issued, or for which there has been a change in ownership, in all prior Changes in Zimmer Stock Ownership, and (C) the voting power of the number of shares of Zimmer stock determined by BMS and Zimmer on or prior to the Distribution Date, and (ii) the denominator of which is the total voting power of the shares of Zimmer stock that would be outstanding after the proposed Change in Zimmer Stock Ownership.

            (c) CALCULATION. In calculating the value or voting power of shares of Zimmer stock (i) to be issued or issued or for which there is or has been a change in ownership in either a proposed or prior Change in Zimmer Stock Ownership, or (ii) that would be outstanding after a proposed Change in Zimmer Stock Ownership, any options or other securities exchangeable for or convertible into any class of stock of Zimmer shall be treated as exercised, exchanged or converted, as the case may be, where such treatment would increase the resulting Zimmer Cumulative Ownership Change.

            SECTION 5.02. ZIMMER CUMULATIVE OWNERSHIP CHANGE. The "Zimmer Cumulative Ownership Change" shall equal the greater of the Zimmer Cumulative Ownership Change by Value and the Zimmer Cumulative Ownership Change by Vote.

                                   ARTICLE VI

            TAX PROCEEDINGS; COOPERATION AND EXCHANGE OF INFORMATION

            SECTION 6.01. TAX PROCEEDINGS. (a) NOTIFICATION. Within 15 days after a party (the "Indemnitee") becomes aware of the existence of a Tax issue (an "Indemnity Issue") that may give rise to an indemnification claim under
Article III of this Agreement (a "Tax Controversy"), by it against the other party (the "Indemnifying Party"), the Indemnitee shall promptly notify the Indemnifying Party of the Indemnity Issue, and thereafter shall promptly forward to the Indemnifying Party copies of notices and communications with a Taxing Authority relating to such Tax Controversy (e.g., any IRS revenue agent's reports or similar reports, notices of proposed adjustment, or notices of deficiency).

            (b) CONTROL OF TAX PROCEEDINGS. Except as provided in Section 6.01(c), the Indemnifying Party may elect to control, and may elect to have sole discretion in handling, settling or contesting any audit inquiry, information request, audit proceeding, suit, contest or any other action with respect to a Tax Controversy for which it would be required to indemnify the other party if it acknowledges in writing that it has sole liability for any Taxes that might arise in such proceeding. The Indemnifying Party shall not settle any Tax proceeding with respect to a Tax Controversy on a basis that would materially adversely affect the Indemnitee without obtaining the Indemnitee's written consent, which consent shall not be unreasonably withheld. The Indemnitee shall not settle any Tax Controversy without obtaining the Indemnifying Party's written consent, which shall not be unreasonably withheld. Any out-of-pocket

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costs incurred in handling, settling or contesting a Tax controversy shall be borne by the Indemnifying Party.

            (c) CONTROL OF TRANSACTION TAX PROCEEDINGS. BMS and Zimmer shall jointly control, and shall each have the right to participate in all activities and strategic decisions with respect to, any Tax proceedings relating to Transaction Taxes. BMS may assume sole control of a Transaction Tax proceeding if it acknowledges in writing that it has sole liability for any Transaction Taxes that might arise in such proceeding.

            SECTION 6.02. INDEMNIFICATION PAYMENTS. (a) If an Indemnitee has a claim for an indemnification payment from an Indemnifying Party under this Agreement, the Indemnitee shall promptly provide to the Indemnifying Party notice of such claim, including a description of such claim and a detailed calculation of the amount of the indemnification payment that is claimed. The Indemnifying Party shall make the claimed payment to the Indemnitee within 20 business days after receiving such notice, unless the Indemnifying Party reasonably disputes the amount of, or its liability for, such payment. All disputes regarding the amounts of, or liability for, any such claimed payment shall be resolved pursuant to the procedures set forth in the Contribution and Distribution Agreement. Interest shall accrue with respect to any indemnification payment (including any disputed payment that is ultimately required to be made) not made within the period provided for payment, at the underpayment rate in effect under the Code at such time.

            (b) TREATMENT OF PAYMENTS. The amount of all indemnification obligations under this Agreement shall be calculated on an after-Tax basis. Any payments made to one party by another party which this Agreement shall be treated for all Tax purposes as nontaxable payments (dividends or capital contributions, as the case may be) made immediately prior to the Distribution, unless, and then only to the extent, otherwise required by a Final Determination.

            SECTION 6.03. COOPERATION AND EXCHANGE OF INFORMATION. (a) Each member of the BMS Group and the Zimmer Group shall cooperate fully with all reasonable requests from the other party in connection with the preparation and filing of Tax Returns, claims for refund, and Tax proceedings concerning issues or other matters covered by this Agreement. Such cooperation shall include, without limitation:

            (i) the retention until the expiration of the applicable statute of limitations, and the provision upon request, of Tax Returns, books, records (including information regarding ownership and Tax basis of property), documentation and other information relating to the Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities;

            (ii) the execution of any document that may be necessary or reasonably helpful in connection with any Tax proceeding, or the filing of a Tax Return or refund claim by a member of the BMS or Zimmer Group, including certification, to the best of a party's knowledge, of the accuracy and completeness of the information it has supplied; and

            (iii) the use of the parties' best efforts to obtain any documentation that may be necessary or reasonably helpful in connection with any of the foregoing.

      Each party shall make its employees and facilities available on a reasonable and mutually convenient basis in connection with the foregoing matters.

            (b) If a party fails to comply with any of its obligations set forth in Section 6.03(a) of this Agreement upon reasonable request and notice by the other party, and such failure results in the imposition of additional Taxes, the nonperforming party shall be liable in full for such additional Taxes.

             SECTION 6.04. RETENTION OF INFORMATION. A party intending to dispose of documentation of BMS or Zimmer or any member of its respective Group, including without limitation, books, records, Tax Returns and all supporting schedules and information relating thereto (after the expiration of the applicable statute of limitations), shall provide written notice to the other party describing the documentation to be destroyed or disposed of 60 days prior to taking such action. The other party may arrange to take delivery of the documentation described in the notice at its expense during the succeeding 60-day period.

                                   ARTICLE VII

                            MISCELLANEOUS PROVISIONS

            SECTION 7.01. NOTICE. Any payment, notice or communication required or permitted to be given under this Agreement shall be in writing (including facsimile) and mailed, faxed or delivered to the parties at the following addresses (or at such other address as one party may specify by notice to the other party):

            If to BMS to:

                  Bristol-Myers Squibb Company
                  345 Park Avenue
                  New York, NY 10154-0037
                  Attention: Eileen S. Silvers, Esq., Vice President, Taxes

                  Bristol-Myers Squibb Company
                  345 Park Avenue
                  New York, NY 10154-0037
                  Attention: General Counsel

            If to Zimmer:

                  Zimmer Holdings, Inc.
                  345 East Main Street
                  Warsaw, IN 46580
                  Attention: General Counsel

Notification of a change of address shall be given by either party to the other as provided in this Section 7.01. All such notices and communications shall be effective (i) when received, if mailed or delivered, or (ii) when confirmed by fax answerback, if faxed.

            SECTION 7.02. GOVERNING LAW. This Agreement shall be governed by the laws applicable to contracts entered into and to be performed within the State of New York by residents thereof.

            SECTION 7.03. JURISDICTION. Each party agrees to submit itself exclusively to the personal jurisdiction of any New York court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such New York court. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 7.03.

            SECTION 7.04. WAIVER OF JURY TRIAL. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any dispute arising out of this Agreement.

            SECTION 7.05. ENTIRE AGREEMENT. This Agreement embodies the entire understanding between the parties relating to its subject matter and supersedes and terminates all prior agreements and understandings among the parties with respect to such matters. No promises, covenants or representations of any kind, other than those expressly stated herein, have been made to induce any party to enter into this Agreement. This Agreement shall not be modified or terminated except by a writing duly signed by each of the parties hereto, and no waiver of any provisions of this Agreement shall be effective unless in a writing duly signed by the party sought to be bound. If, and to the extent, the provisions of this Agreement conflict with the Contribution and Distribution Agreement, or any other agreement entered into in connection with the Transactions, the provisions of this Agreement shall control.

            SECTION 7.06. ASSIGNMENT; BINDING EFFECT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other party; provided, however, that no such consent shall be required in the event of a merger, consolidation or sale of either BMS or Zimmer. Subject to the preceding sentence, this Agreement shall be binding on, and shall inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

            SECTION 7.07. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same.

            SECTION 7.08. SEVERABILITY. If any provision of this Agreement or the application of any such provision to any person or circumstances shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

            SECTION 7.09. HEADINGS. Headings of sections in this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

            SECTION 7.10. SURVIVAL. Notwithstanding anything in this Agreement to the contrary, the provisions of this Agreement shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof).

            IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by its respective duly authorized officer as of the date first set forth above.

                                    Bristol-Myers Squibb Company


                                    by
                                      ----------------------------
                                    Name:
                                    Title:

                                    Zimmer Holdings, Inc.


                                    by
                                      ----------------------------
                                    Name:
                                    Title: